Excerpt from Minutes of the Boards of
Sit Mid Cap Growth Fund, Inc.,
Sit Large Cap Growth Fund, Inc.,
Sit U.S. Government Securities Fund, Inc.,
Sit Money Market Fund, Inc.,
Sit Mutual Funds, Inc.,
Sit Mutual Funds II, Inc., and
Sit Mutual Funds Trust (collectively, the Sit Mutual Funds, or the “Funds”)
Held on October 23, 2006

Sit Mutual Funds

Approval of
Joint Fidelity Bond

WHEREAS, Rule 17g-1 under the Investment Company Act of 1940, provides, among other things, that:  (1) registered investment companies shall provide fidelity coverage against larceny and embezzlement covering each officer and employee of the investment company who has access to its securities or funds, (2) said coverage shall not be terminated or modified except after written notice has been given to the affected parties and to the Securities and Exchange Commission not less than sixty days prior to the effective date of termination or modification, (3) such coverage shall be in an amount deemed reasonable by a majority of the Board of Directors of the investment company who are not "interested persons" of the investment company, (4) such Directors shall give consideration to all factors including, but not limited to, the value of the aggregate assets of the registered management investment company to which any covered person may have access, the type and terms of the arrangement made for the custody and safekeeping of such assets, and the nature of the securities in the company's portfolio, provided that the minimum coverage required by subsection (d) of Rule 17g-1 is obtained, (5) this determination by the disinterested Directors be made not less than once every twelve months and (6) copies of such resolutions, true copies of any fidelity coverage and certain other documents be filed within certain specified notification periods with the Securities and Exchange Commission. now therefore,

WHEREAS, Rule 17g-1(f) under the Investment Company Act of 1940 provides that each registered management investment company named as an insured in a joint fidelity bond shall enter into an agreement with all other named insureds providing that in the event recovery is received under the bond as a result of a loss, the registered management investment company shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single fidelity bond with the minimum coverage required by Rule 17g-1(d) under the Act, and

WHEREAS, each Fund has entered into an agreement described in the preceding paragraph, and

BE IT RESOLVED, that the Boards of Directors of the Funds, including a majority of the Directors who are not interested persons of the Funds, having given consideration to the factors listed in the previous paragraph, hereby re-approve the fidelity bond coverage included in Financial Institutions Bond, Standard Form No. 14, Policy Number 463PB0609 issued by St. Paul Fire & Marine Insurance Company (the St. Paul travelers companies, Inc.) provided such coverage is in an amount equal to at least the minimum coverage required by Rule 17g-1(d)(1) under the Investment Company Act of 1940.

BE IT FURTHER RESOLVED, that appropriate officers of the Funds are hereby authorized and directed to execute all appropriate documents, and to give all appropriate notices of such coverage to appropriate representatives of the Securities and Exchange Commission, to the securities commission in Minnesota and to such other persons as may be interested in said coverage.

BE IT FURTHER RESOLVED, that the Boards of Directors of each Fund, including a majority of the Directors who are not interested persons of such Fund, hereby approve the portion of the premium paid or to be paid by such Fund, having taken into consideration all relevant facts including, but not limited to, the number of the other parties named insured, the nature of the business activities of such other parties, the amount of the joint insured bond, and the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to such Fund is less than the premium such Fund would have had to pay if it had provided and maintained a single insured bond.